Exhibit 99.1

UAS Drone’s Subsidiary, Duke Robotics, to introduce the IC Drone, a revolutionary, safer, and cost-efficient drone technology for conducting routine maintenance of critical infrastructure

●	Signs an agreement with the Israel Electric Corporation Ltd. to implement during a pilot a Drone enabled Insulator Cleaning System

●	IC Drone, Duke Robotics’ first drone system for civilian applications, which is currently in development, to be tested and implemented during a pilot with The Israel Electric Corporation Ltd. (IEC), Israel’s largest national electricity utility company

●	Operational launch and revenues from IC Drone expected H2 2023

Fort Lauderdale, Florida, August 15, 2022 -- UAS Drone Corp. (OTCQB: USDR), a leader in robotics technology and drone solutions, today announced that its wholly owned subsidiary, Duke Airborne systems Ltd. (Duke Robotics), signed an agreement with the Israel Electric Corporation Ltd. (IEC), a public and 99% government-owned company that generates, transmits, and supplies electricity to all sectors of the State of Israel. Duke Robotics will introduce a first-of-its-kind robotic, drone-enabled system for cleaning electric utility insulators. This new system - the IC Drone - is under development and is based on the Duke Robotics ’s advanced intellectual property (IP) and know-how that integrates algorithms, autonomous systems, and robotic technologies used in mission-critical applications. The above marks Duke Robotics’ first collaboration for its civilian application.

Maintenance of high voltage electrical infrastructure requires routine cleaning of insulators in order to optimize system efficiency and prevent power outages. Currently, the global standard for routine cleaning of insulators involves the use of helicopter fleets and crane trucks.

IC Drone offers a revolutionary, cost-efficient, and safer method for this essential infrastructure service. UAS Drone expects its IC Drone system will be operationally launched in H2 2023, and revenues are expected to commence in H2 2023.

“We believe that our high-performance, mission-critical drone technology and know-how has untapped potential in the civilian market. IC Drone, for electrical infrastructure maintenance, is the first product will be releasing in the civilian market,” said Yossef Balucka CEO of UAS Drone Corp. “We are pleased to work with the Israeli National Electricity Company and believe this collaboration regarding IC Drone will benefit both parties.”

About UAS Drone

Duke Robotics, a wholly owned subsidiary of UAS Drone Corp. (OTCQB: USDR), is a forward-thinking company focused on bringing necessary unique stabilization and autonomous solutions for both military and civilian sectors.

Duke Robotics developed TIKAD, an advanced robotic system designed to serve the growing need for tech solutions in the combat field. The proprietary and confidential complex kinematic algorithms address the crucial need of modern warfare to bear arms remotely on hostile targets without risk to the military personnel. We believe that troops can use TIKAD to handle potentially dangerous situations quickly and efficiently from the air. This technology also allows troops to potentially disarm a situation remotely, without ever deploying a ground presence. For more information about Duke Robotics, please visit www.dukeroboticsys.com or view documents that USDR files with the Securities and Exchange Commission at http://www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “future” and other similar expressions or future or conditional verbs such as “will” are intended to identify such forward- looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. For example, when we discuss the expected roll out of the IC Drone, the expected launch and receipt of revenues, the belief that its high-performance, mission-critical drone technology and know-how has untapped potential in the civilian market, we are using forward looking statements. Accordingly, our actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: the successful integration of acquisitions; the continued development of our products; the ability for Elbit to terminate the Agreement, or cease funding certain the development the TIKAD or the marketing, sales and production of the TIKAD, at its discretion; significant fluctuations in foreign currency exchange rates; and competition, including technological advances. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and any subsequent filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Contact name: Yossef Balucka, CEO
Email address: invest@dukeroboticsys.com